Exhibit 10.1

Execution Version

INVESTMENT AGREEMENT

by and between

TPG RE FINANCE TRUST, INC.,

and

PE HOLDER, L.L.C.

Dated as of May 28, 2020

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

i

ii

INVESTMENT AGREEMENT, dated as of May 28, 2020 (this “Agreement”), by and between TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”), and PE Holder, L.L.C., a Delaware limited liability company (the “Purchaser”).

WHEREAS, pursuant to the terms and conditions set forth in this Agreement, the Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, (a) an aggregate of up to 13,000,000 shares of the Company’s 11.0% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), having the designation, preferences, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions, as specified in the form of Articles Supplementary attached hereto as Annex I (the “Articles Supplementary”) and (b) warrants to purchase, in the aggregate, up to 15,000,000 shares (subject to adjustment in accordance with their terms) of Common Stock pursuant to the form of warrant agreement attached hereto as Annex II (the “Warrants” and the shares of Common Stock underlying the Warrants, the “Warrant Shares” and such agreement, the “Warrant Agreement”), for an aggregate cash purchase price of up to $325,000,000.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

Definitions

Section 1.01    Definitions. As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“10% Beneficial Ownership Requirement” means, as of the applicable time of determination, that either (a) the Purchaser and its Affiliates continue to beneficially own Warrants and/or shares of Common Stock that were issued upon exercise of Warrants that represent, in the aggregate and on an-as exercised basis, at least 10% of the total number of Warrant Shares underlying the Warrants purchased by Purchaser pursuant to this Agreement and the Warrant Agreement (appropriately adjusted for any stock splits or similar events) or (b) the Purchaser and its Affiliates continue to own shares of Series B Preferred Stock that represent, in the aggregate, at least 10% of the total number of shares of Series B Preferred Stock issued by the Company pursuant to this Agreement

“10% Fall-Away Date” means the first day following the First Closing Date on which the 10% Beneficial Ownership Requirement is not satisfied.

“25% Beneficial Ownership Requirement” means, as of the applicable time of determination, that the Purchaser and its Affiliates continue to beneficially own Warrants and/or shares of Common Stock that were issued upon exercise of Warrants that represent, in the aggregate and on an-as exercised basis, at least 25% of the total number of Warrant Shares underlying the Warrants purchased by Purchaser pursuant to this Agreement and the Warrant Agreement (appropriately adjusted for any stock splits or similar events).

“25% Fall-Away Date” means the first day following the First Closing Date on which the 25% Beneficial Ownership Requirement is not satisfied.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; provided, however, that (i) the Company and its Affiliates shall not be deemed to be Affiliates of the Purchaser or any of its Affiliates and (ii) portfolio companies of investment entities managed or advised, directly or indirectly, by SCG or portfolio companies of investment entities, directly or indirectly, under common control with SCG shall not be deemed to be Affiliates of Purchaser solely to the extent any such portfolio company (A) has not received Confidential Information from Purchaser (it being understood that no individual will be deemed to be in receipt of any Confidential Information solely because such individual serves as a director, officer or employee of such portfolio company) and (B) solely with respect to the actions prohibited by Section 5.06, is not otherwise acting on behalf of, or at the direction of, SCG. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Capital Stock” means, with respect to any Person (including the Company), any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Charter Documents” means the Company’s charter and bylaws, as amended from time to time, and shall include the Articles Supplementary when filed with and accepted for record by the SDAT.

“Company Counsel Opinion” has the meaning set forth in Section 1.01 of the Company Disclosure Letter.

“Company LTIP Awards” means LTIP Units (as defined in the 2017 EIP).

“Company Restricted Stock” means restricted shares of Company Capital Stock.

“Company RSU Awards” means an award of restricted stock units corresponding to shares of Common Stock.

“Company DSU Awards” means an award of deferred stock units corresponding to shares of Common Stock.

“Company Stock Options” means an option to purchase shares of Common Stock.

“Company Stock Plans” means the stock-based compensation plans of the Company and its Subsidiaries, including the Amended and Restated 2017 Equity Incentive Plan of the Company, as amended (the “2017 EIP”).

“Competitor” means, as of the applicable time, any U.S. commercial mortgage REIT (other than the Company or any successor entity thereof).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 15, 2014 and amended as of May 27, 2020 (and as amended, modified and supplemented from time to time), by and among the Company and the other parties named therein.

“Failure Event” means, at any time, the occurrence of one or more of the following events (i) the Dividends (as defined in the Articles Supplementary) on the Series B Preferred Stock have not been paid in full when due on two (2) consecutive Dividend Payment Dates (as defined in the Articles Supplementary), (ii) the Company fails to pay the aggregate applicable Change of Control Redemption Price (as defined in the Articles Supplementary) in full when due in accordance with Section 6 of the Articles Supplementary in respect of some or all of the shares of Series B Preferred Stock with respect to which Holders (as defined in the Articles Supplementary) have exercised their rights pursuant to Section 6(a)(i) of the Articles Supplementary, (iii) the Company fails to pay the aggregate applicable Holder Redemption Price (as defined in the Articles Supplementary) in full when due in accordance with Section 8 of the Articles Supplementary in respect of some or all of the shares of the Series B Preferred Stock with respect to which Holders have exercised their rights pursuant to Section 8(a) of the Articles Supplementary or (iv) a Non-Target Asset Event Breach (as defined in the Articles Supplementary) relating to a Secondary Non-Target Asset Event has occurred.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Board or a duly authorized committee thereof.

“Fraud” means common law fraud by a party hereto with respect to the making of the representations and warranties contained in this Agreement under Maryland common law;

provided, however, that the term “Fraud” does not include the doctrine of constructive or equitable fraud.

“Fundamental Representations” means the representations and warranties of the Company contained in Sections 3.01(a), 3.02, 3.03(a), 3.13 and 3.20.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator or authority or other legislative, executive, taxing or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals listed on Section 1.01 of the Company Disclosure Letter after reasonable inquiry of such individuals’ direct reports.

“Law” means all state or federal laws, common law, statutes, ordinances, codes, rules or regulations or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liens” means any mortgage, pledge, lien (statutory or other), charge, encumbrance, hypothecation, assignment, security interest or similar restriction.

“Management Agreement” means the Management Agreement, dated as of July 25, 2017 and amended as of May 2, 2018, by and between the Company and TPG RE Finance Trust Management, L.P. (the “Manager”).

“Material Adverse Effect” means any effect, change, event or occurrence that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industries in which the Company and its Subsidiaries operate or (2) the economy, or credit, financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or related to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, in each case, after the date hereof, (2) changes or prospective changes in general legal, regulatory, social or political conditions (including any Law, directive, pronouncement or guideline issued by a Governmental Authority having jurisdiction over the Company and its Subsidiaries providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, the COVID-19 pandemic), in each case, after the date hereof, (3) the negotiation, execution or announcement of the Transaction Documents or the consummation of the transactions contemplated therein (including the Transactions), including the impact thereof on relationships, contractual or otherwise, with counterparties, customers, suppliers, partners, employees or regulators, (4) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (5) volcanoes, tsunamis, disease outbreaks, epidemics, pandemics (including COVID-19), earthquakes, hurricanes, tornados or other natural disasters, in each case including the impact thereof (including through any changes in Law or customer or Governmental Authority behavior or norms) on liquidity, indebtedness, access to capital (including debt and equity financing), as well as on relationships, contractual or otherwise, with counterparties, customers, suppliers, partners, employees or regulators, (6) any action or omission taken by the Company or its Subsidiaries (i) that is required by this Agreement, (ii) with Purchaser’s express written consent or (iii) at Purchaser’s express written request, (7) the identity of, or any facts or circumstances relating to, the Purchaser or any of its Affiliates, (8) any change or prospective change in the Company’s credit ratings, (9) any decline in the market price, or change in trading volume, of the Common Stock of the Company or (10) any failure to meet any internal, external or public projections, forecasts, guidance, estimates, milestones, budgets or internal, external or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (8), (9) and (10) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (10) hereof) is a Material Adverse Effect); provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or (B)(1) (except to the extent any such effect, change, event or occurrence is covered under clause (B)(5)) may be taken into account in determining whether there has been, or would reasonably be expected to be, individually or in the aggregate, a Material Adverse Effect to the extent such effect, change, event or occurrence has a materially disproportionate adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industries in which the Company and its Subsidiaries operate.

“MGCL” means the Maryland General Corporation Law, as amended, supplemented or restated from time to time.

“NYSE” means the New York Stock Exchange.

“Ownership Limit Waiver Representation Letter” means that certain representation letter, dated as of May 28, 2020, and issued by the Purchaser to the Company.

“Payment Event” means, at any time, the occurrence of the following event: (i) if an event described in clause (i) of the definition of Failure Event has occurred, such time as no Dividends (as defined in the Articles Supplementary) on any shares of Series B Preferred Stock are then in arrears; and (ii) if an event described in clause (ii) or (iii) of the definition of Failure Event has occurred, such time as when the Company completes a redemption of the shares of Series B Preferred Stock with respect to which the applicable Failure Event occurs and the Company pays the Change of Control Redemption Price or Holder Redemption Price (each, as defined in the Articles Supplementary), as applicable, in full to the Holders (as defined in the Articles Supplementary); and (iii) if an event described in clause (iv) of the definition of Failure Event has occurred, such time as (x) the net asset value of the Non-Target Assets (as defined in the Articles Supplementary), in the aggregate, do not exceed (y) 20% of the net asset value of the total loan investments and other investments in debt or equity securities of the Company and its Subsidiaries, in the aggregate (as calculated by the Company or a Person designated on the Company’s behalf), with the net asset value of loan commitments calculated on the basis of principal amount of such loan commitment.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Designee” means an individual designated in writing by the Purchaser for election to the Board pursuant to the terms and conditions set forth in Section 5.09; provided, that such individual (1) may be an employee, officer or director of Purchaser or its Affiliates and (2) shall be reasonably acceptable to the Board or Nominating and Corporate Governance Committee of the Board; provided that any partner or managing director of SCG or any of its affiliated management companies who has relevant industry experience shall be deemed to be acceptable to the Board and the Nominating and Corporate Governance Committee of the Board for so long as each of the other requirements set forth in Section 5.09 that are applicable to a Preferred Designee are satisfied; provided, further, that (x) no executive officer or director of STWD or its Subsidiaries may be a Preferred Designee and (y) no partner or managing director of SCG or any of its affiliated management companies who is an STWD Person may be a Preferred Designee.

“Preferred Director” means a Preferred Designee who was initially elected as a member of the Board.

“Purchaser Designee” means an individual designated in writing by the Purchaser for election to the Board pursuant to the terms and conditions set forth in Section 5.08; provided, that such individual (1) may not be an employee, officer or director of Purchaser or its Affiliates and (2) shall be reasonably acceptable to the Board or Nominating and Corporate Governance Committee of the Board.

“Purchaser Director” means a Purchaser Designee who was initially elected as a member of the Board.

“Purchaser Material Adverse Effect” means any effect, change, event or occurrence that would reasonably be expected to prevent or materially delay, interfere with, hinder or impair (i) the consummation by the Purchaser of any of the Transactions on a timely basis or (ii) the compliance by the Purchaser with its obligations under this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by the Company and the Purchaser, in the form set forth as Annex III hereto.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“REIT Opinion” means a tax opinion of Vinson & Elkins LLP (or, if Vinson & Elkins LLP is unable or unwilling to render such opinion, Kirkland & Ellis LLP or another nationally recognized REIT counsel as may be reasonably acceptable to the Purchaser), as of the applicable

Closing Date, to the effect that, subject to customary exceptions, assumptions and qualifications, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2014 through December 31, 2019, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable years ending December 31, 2020 and thereafter.

“Representatives” means, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors and other representatives.

“SCG” means Starwood Capital Group Global II, L.P.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Standstill Parties” means, collectively, (i) SCG and its controlled Affiliates, which includes the Purchaser, and (ii) STWD and its Subsidiaries.

“Standstill Period” means the period beginning on the date of this Agreement and ending on the later of (i) the second (2nd) anniversary of the First Closing Date, (ii) ninety (90) days following the date on which no Purchaser Director or Preferred Director is serving on the Board (and as of such time the Purchaser no longer has rights to designate a Purchaser Designee or Preferred Designee or otherwise has irrevocably waived in a writing delivered to the Company its rights under this Agreement to nominate a Purchaser Designee and a Preferred Designee) and (iii) the date on which Purchaser no longer has information rights under Section 5.13(a) (or otherwise has irrevocably waived in a writing delivered to the Company its information rights under Section 5.13(a)).

“STWD” means Starwood Property Trust, Inc.

“STWD Person” means a director, officer or employee of STWD or any of its Subsidiaries who spends all or substantially all of his or her time working on matters related to STWD or its Subsidiaries.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing 50% or more of the ordinary voting power (or, in the case of a partnership, 50% or more of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign tax, fee, levy, duty, tariff, impost, or other similar charge imposed by any Governmental Authority, including any tax or other similar charge on or with respect to income, gains, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, excise, withholding or backup withholding, ad valorem, stamp, transfer or value added tax; business privilege tax; license, registration and documentation fee; and customs duty, tariff and similar charge; in each case, together with any interest, penalty or addition to tax imposed by any Governmental Authority in respect thereof.

“Tax Return” means any return, report, election, claims for refund, declaration of estimated Taxes and information statement, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Transaction Documents” means this Agreement, the Articles Supplementary, the Warrant Agreement, the Registration Rights Agreement, the Ownership Limit Waiver Representation Letter, the Confidentiality Agreement and all other documents, certificates or agreements executed in connection with the Transactions contemplated by this Agreement, the Articles Supplementary, the Warrant Agreement, the Registration Rights Agreement, the Ownership Limit Waiver Representation Letter and the Confidentiality Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Purchase.

“Transfer” or “Transferred” by any Person means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or otherwise dispose of or transfer (by the operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by the operation of law or otherwise), of any interest in any securities beneficially owned by such Person.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code or any successor provision thereof.

ARTICLE II

Purchase and Sale

Section 2.01    Purchase and Sale at the Closings. (a) On the terms and conditions set forth in this Agreement, at the First Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser (i) 9,000,000 shares of Series B Preferred Stock and (ii) Warrants to purchase up to 12,000,000 Warrant Shares (collectively, such shares of Series B Preferred Stock and such Warrants, the “Tranche 1 Securities”) for an aggregate purchase price equal to $225,000,000 (the “Tranche 1 Purchase Price”). The purchase and sale of the Tranche 1 Securities is referred to as the “Tranche 1 Purchase”.

(b)    On the terms and conditions set forth in this Agreement, at the Second Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, (i) 2,000,000 shares of Series B Preferred Stock and (ii) Warrants to purchase up to 1,500,000 Warrant Shares (collectively, such shares of Series B

Preferred Stock and such Warrants, the “Tranche 2 Securities”) for an aggregate purchase price equal to $50,000,000 (the “Tranche 2 Purchase Price”). The purchase and sale of the Tranche 2 Securities is referred to as the “Tranche 2 Purchase”.

(c)    On the terms and conditions set forth in this Agreement, at the Third Closing, the Purchaser shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Purchaser, (i) 2,000,000 shares of Series B Preferred Stock and (ii) Warrants to purchase up to 1,500,000 Warrant Shares (collectively, such shares of Series B Preferred Stock and such Warrants, the “Tranche 3 Securities” and, together with the Tranche 1 Securities and Tranche 2 Securities, the “Securities”) for an aggregate purchase price equal to $50,000,000 (the “Tranche 3 Purchase Price”). The purchase and sale of the Tranche 3 Securities is referred to as the “Tranche 3 Purchase” and, together with the Tranche 1 Purchase and Tranche 2 Purchase, the “Purchase”.

Section 2.02    First Closing. (a) On the terms and conditions set forth in this Agreement, the closing of the Tranche 1 Purchase (the “First Closing”) shall occur at 10:00 am New York City time on the date hereof by the electronic exchange of documents (the date on which the First Closing occurs is referred to herein as the “First Closing Date”).

(b)    At the First Closing:

(i)    Subject to the Purchaser’s compliance with Section 2.02(b)(ii), the Company shall deliver to the Purchaser (1) the Tranche 1 Securities registered in the name of any Purchaser, free and clear of all Liens (except for any restrictions on ownership and transfer imposed by the Company Charter Documents, the Securities Act and any applicable securities Laws) and record the Purchaser as the owner of such Tranche 1 Securities on the books and records of the Company; and (2) the Transaction Documents to which it is a party, duly executed by the Company.

(ii)    Subject to the Company’s compliance with Section 2.02(b)(i) and the satisfaction or waiver of the condition set forth in Section 2.02(c), the Purchaser shall (1) pay the Tranche 1 Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to an account designated by the Company in writing, (2) deliver to the Company the Transaction Documents to which it is a party, duly executed by the Purchaser and (3) deliver to the Company a duly executed, valid, accurate and properly completed Internal Revenue Service (“IRS”) Form W-9 from the Purchaser.

(c)    The obligation of the Purchaser to consummate the First Closing is subject to the satisfaction or waiver by Purchaser of the following conditions:

(i)    after giving effect to the First Closing and the Company’s intended use of the Tranche 1 Purchase Price, to the Knowledge of the Company, the Company is not then in default under, or then in breach of any covenants of, any of the debt financing facilities of the Company set forth on Section 2.02(c) of the Company Disclosure Letter (the “Debt Financing Facilities”);

(ii)    (A) each of the Fundamental Representations shall be true and accurate in all material respects as of the First Closing Date as if made on and as of the

First Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all material respects as of such earlier date) and (B) each of the other representations and warranties made by the Company in this Agreement shall be true and accurate in all respects as of the First Closing Date as if made on and as of the First Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all respects as of such earlier date), other than failures to be true and accurate that have not resulted in a Material Adverse Effect; provided, however, that, in the case of each of the foregoing clause (B), for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded;

(iii)    the Purchaser shall have received from the Company a certificate from a secretary or an executive officer of the Company, dated as of the First Closing Date, to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 2.02(c) has been satisfied; and

(iv)    the Purchaser shall have received from the Company a REIT Opinion and a Company Counsel Opinion.

Section 2.03    Second Closing. (a) On the terms and conditions set forth in this Agreement, the closing of the Tranche 2 Purchase (the “Second Closing”) shall occur at 10:00 am New York City time on the thirteenth (13th) Business Day after (or such other date and time as is mutually agreed to by the parties) the Company delivers a written notice to the Purchaser in the form attached hereto as Exhibit A stating that the Company is electing to consummate the Second Closing (which notice must be delivered on or prior to December 11, 2020 (the “Final Notice Date”)), by the electronic exchange of documents (the date on which the Second Closing occurs is referred to herein as the “Second Closing Date”).

(b)    At the Second Closing:

(i)    Subject to the Purchaser’s compliance with Section 2.03(b)(ii), the Company shall deliver to the Purchaser the Tranche 2 Securities registered in the name of any Purchaser, free and clear of all Liens (except for any restrictions on ownership and transfer imposed by the Company Charter Documents, the Securities Act and any applicable securities Laws) and record the Purchaser as the owner of such Tranche 2 Securities on the books and records of the Company.

(ii)    Subject to the Company’s compliance with Section 2.03(b)(i) and the satisfaction or waiver of the conditions set forth in Section 2.03(c), the Purchaser shall pay the Tranche 2 Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to an account designated by the Company in writing.

(c)    The obligation of the Purchaser to consummate the Second Closing is subject to the satisfaction or waiver by Purchaser of the following conditions:

(i)    the Dividends as of the most recent prior Dividend Payment Date (as such capitalized terms are defined in the Articles Supplementary) on any shares of Series B Preferred Stock held by Purchaser are not then in arrears and the Company is not then in default under, or otherwise then in breach of, any of the Transaction Documents;

(ii)    after giving effect to the Second Closing and the Company’s intended use of the Tranche 2 Purchase Price, to the Knowledge of the Company, the Company is not then in default under, or then in breach of any covenants of, any of the Debt Financing Facilities or any debt financing facility of the Company entered into after the First Closing;

(iii)    (A) each of the Fundamental Representations shall be true and accurate in all material respects as of the Second Closing Date as if made on and as of the Second Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all material respects as of such earlier date); (B) from the First Closing Date through the Second Closing Date, there shall not have occurred any Material Adverse Effect; and (C) each of the other representations and warranties made by the Company in this Agreement shall be true and accurate in all respects as of the Second Closing Date as if made on and as of the Second Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all respects as of such earlier date), other than failures to be true and accurate that have not resulted in a Material Adverse Effect; provided, however, that, in the case of each of the foregoing clause (C), for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded;

(iv)    the Purchaser shall have received from the Company a certificate from a secretary or an executive officer of the Company, dated as of the Second Closing Date, to the effect that each of the conditions specified in clauses (i) through (iii) of this Section 2.03(c) has been satisfied; and

(v)    the Purchaser shall have received from the Company a REIT Opinion and a Company Counsel Opinion.

Section 2.04    Third Closing. (a) On the terms and conditions set forth in this Agreement, the closing of the Tranche 3 Purchase (the “Third Closing” and together with the First Closing and the Second Closing, the “Closings” and each, a “Closing”) shall occur at 10:00 am New York City time on the thirteenth (13th) Business Day after (or such other date and time as is mutually agreed to by the parties) the Company delivers a written notice to the Purchaser in the form attached hereto as Exhibit A stating that the Company is electing to consummate the Third Closing (which notice must be delivered on or prior to the Final Notice Date), by the electronic exchange of documents (the date on which the Third Closing occurs is referred to herein as the “Third Closing Date” and together with the First Closing Date and Second Closing Date, the “Closing Dates”).

(b)    At the Third Closing:

(i)    Subject to the Purchaser’s compliance with Section 2.04(b)(ii), the Company shall deliver to the Purchaser the Tranche 3 Securities registered in the name of any Purchaser, free and clear of all Liens (except for any restrictions on ownership and transfer imposed by the Company Charter Documents, the Securities Act and any applicable securities Laws) and record the Purchaser as the owner of such Tranche 3 Securities on the books and records of the Company.

(ii)    Subject to the Company’s compliance with Section 2.04(b)(i) and the satisfaction or waiver of the conditions set forth in Section 2.04(c), the Purchaser shall pay the Tranche 3 Purchase Price to the Company, by wire transfer in immediately available U.S. federal funds, to an account designated by the Company in writing.

(c)    The obligation of the Purchaser to consummate the Third Closing is subject to the satisfaction or waiver by Purchaser of the following conditions:

(i)    either (A) the Second Closing having occurred prior to the Third Closing, or (B) the Second Closing occurring concurrently with the Third Closing;

(ii)    the Dividends as of the most recent prior Dividend Payment Date (as such capitalized terms are defined in the Articles Supplementary) on any shares of Series B Preferred Stock held by Purchaser are not then in arrears and the Company is not then in default under, or otherwise then in breach of, any of the Transaction Documents;

(iii)    after giving effect to the Third Closing and the Company’s intended use of the Tranche 3 Purchase Price, to the Knowledge of the Company, the Company is not then in default under, or then in breach of any covenants of, any of the Debt Financing Facilities or any debt financing facility of the Company entered into after the First Closing;

(iv)    (A) each of the Fundamental Representations shall be true and accurate in all material respects as of the Third Closing Date as if made on and as of the Third Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all material respects as of such earlier date); (B) from the Second Closing Date through the Third Closing Date, there shall not have occurred any Material Adverse Effect; and (C) each of the other representations and warranties made by the Company in this Agreement shall be true and accurate in all respects as of the Third Closing Date as if made on and as of the Third Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been true and accurate in all respects as of such earlier date), other than failures to be true and accurate that have not resulted in a Material Adverse Effect; provided, however, that, in the case of each of the foregoing clause (C), for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded;

(v)    the Purchaser shall have received from the Company a certificate from a secretary or an executive officer of the Company, dated as of the Third Closing

Date, to the effect that each of the conditions specified in clauses (ii) through (iv) of this Section 2.04(c) has been satisfied; and

(vi)    the Purchaser shall have received from the Company a REIT Opinion and a Company Counsel Opinion.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Purchaser as of the date hereof and as of each Closing Date (except to the extent made only as of a specified date or period, in which case such representation and warranty is made as of such date or period) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the Purchaser contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information, item or matter is relevant to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed by the Company with, or publicly furnished by the Company to, the SEC and publicly available after January 1, 2019 and prior to the date hereof, including the Form 8-K to be filed by the Company on or about the date of this Agreement, a draft of which has been provided to the Purchaser (collectively, the “Filed SEC Documents”), other than any risk factor or similar disclosures in any such Filed SEC Document contained in the “Risk Factors”, “Forward-Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk” sections (or similarly titled sections) or any forward-looking statements within the meaning of the Securities Act or the Exchange Act thereof:

Section 3.01    Organization; Standing. (a) The Company is a corporation duly organized and validly existing under the Laws of the State of Maryland, is in good standing with the SDAT and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Company Charter Documents (including, within four (4) Business Days after the date hereof, the Articles Supplementary) are included in the Filed SEC Documents.

(b)    Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, in each case except where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.02    Capitalization. (a) As of immediately prior to the filing of the Articles Supplementary with the SDAT and the acceptance for record by the SDAT of the Articles Supplementary pursuant to the MGCL, the authorized Capital Stock of the Company consists of 302,500,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which 125 shares are classified and designated as 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”). As of the close of business on May 22, 2020 (the “Capitalization Date”), (i) 76,650,996 shares of Common Stock were outstanding, (ii) no shares of Company Preferred Stock were outstanding, (iii) 624,006 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans, and (iv) 20,408 shares of Common Stock were underlying outstanding Company DSU Awards.

(b)    Except as described in this Section 3.02 or as set forth in the Company Charter Documents, as of the Capitalization Date there were (i) no outstanding shares of Capital Stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any Capital Stock of, or other equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for shares of Capital Stock of, or other equity or voting interests in, the Company other than obligations under the Company Stock Plans in the ordinary course of business, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any Capital Stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Company Charter Documents, the Transaction Documents and the Company Stock Plans, there are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities (other than pursuant to the cashless exercise of Company Securities or the satisfaction of Tax withholding with respect to the exercise or vesting of Company Securities), including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. Other than the Company Charter Documents, the Transaction Documents, the Company Stock Plans and the Existing Registration Rights Agreement, neither the Company nor any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities. From the close of business on the Capitalization Date through the First Closing Date, there have been no issuances of (I) any Common Stock, Company Preferred Stock or any other equity or voting securities or interests in the Company, other than issuances of shares of Common Stock pursuant to the exercise, vesting or settlement, as applicable, of Company LTIP Awards, Company RSU Awards, Company DSU Awards or Company Stock Options outstanding as of the close of business on the Capitalization Date in accordance with the terms of such Company equity awards or (II) any other Company Securities, including equity-based awards.

Section 3.03    Authority; Noncontravention. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation by it of the Transactions, have been duly authorized by the Board and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by it of the Transactions. This Agreement and the other Transaction Documents have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof and thereof by the Purchaser, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)    Neither the execution and delivery of this Agreement or the other Transaction Documents by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Company Charter Documents, (ii) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or (iii) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or, with or without notice, lapse of time or both, accelerate or increase the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, result in the loss of a material benefit of the Company or its Subsidiaries under any such Contract, or give rise to a right of termination under any such Contract, except, (x) in the case of clause (ii), any required filings or approvals under any applicable antitrust or competition laws, requirements or regulations (the “Competition Laws”) prior to the issuance of the Warrant Shares upon the exercise of the Warrants in accordance with their terms and (y) in the case of clause (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, for the purposes of this
Section 3.03(b), the definition of “Material Adverse Effect” shall not include sub-clause (B)(3) in the proviso of such definition.

Section 3.04    Governmental Approvals. Except for (a) the filing of the Articles Supplementary with the SDAT and the acceptance for record by the SDAT of the Articles Supplementary pursuant to the MGCL, (b) filings, if any, required under, and compliance with other applicable requirements of any applicable Competition Laws upon the exercise of the Warrants in accordance with their terms and (c) compliance with any applicable state securities or blue sky laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, for the purposes of this Section 3.04, the definition of “Material Adverse Effect” shall not include sub-clause (B)(3) in the proviso of such definition.

Section 3.05    Company SEC Documents; Undisclosed Liabilities; Absence of Certain Changes. (a) The Company has filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act since January 1, 2018 (collectively, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents have complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002 (and the regulations promulgated thereunder), as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, no event giving rise to an obligation to file (or furnish) a report under Form 8-K with the SEC has occurred as to which the time period for making such filing has not expired and as to which the applicable Form 8-K has not been publicly filed with the SEC or publicly furnished to the SEC.

(b)    The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC), applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnote disclosures).

(c)    Neither the Company nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required under GAAP, as in effect on the date hereof, to be reflected on a consolidated balance sheet of the Company (including the notes thereto), except liabilities (i) reflected or reserved against in the balance sheet (or the notes thereto) of the Company and its Subsidiaries as of December 31, 2019 (the “Balance Sheet Date”) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as expressly contemplated by this Agreement or otherwise incurred in connection with the Transactions, (iv) that have been discharged or paid prior to the date of this Agreement or (v) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act.

(d)    The Company has established and maintains, and at all times since January 1, 2018 has maintained, disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act in all material respects. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over and procedures relating to financial reporting which would reasonably be expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(e)    As of the date hereof, neither the Company nor any of its Subsidiaries is party to any debt financing facility or similar Contract other than the Debt Financing Facilities.

Section 3.06    Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement, there is no (a) pending or, to the Knowledge of the Company, threatened legal, regulatory or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (“Judgments”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

Section 3.07    Compliance with Laws. (a) The Company and each of its Subsidiaries are and since January 1, 2018 have been, in compliance with all Laws or Judgments, in each case, that are applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (“Permits”) necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any directors or officers of the Company or any of its Subsidiaries is currently the target of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury, the European Union or relevant member states of the European Union (collectively, “Sanctions”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees and agents (to the extent such persons are acting for or on behalf of the Company or any of its Subsidiaries) are, and since January 1, 2018 have been, in compliance with Sanctions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.08    Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    The Company and each of its Subsidiaries have duly and timely filed all income and other Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct and complete in all respects.

(b)    All Taxes (whether or not shown on any Tax Return) for which the Company and each of its Subsidiaries are liable have been duly and timely paid in full, except for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP.

(c)    No examination or audit of any income or other material Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or threatened in writing or, to the Company’s knowledge, otherwise threatened or asserted, other than any examination or audit presenting issues for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP.

(d)    No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP.

(e)    There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP.

(f)    Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or any other unitary, combined, consolidated or similar Tax group or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of any state, local, or foreign Law), as a transferee or successor, or otherwise.

(g)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 3.09    No Rights Agreement; Anti-Takeover Provisions. The Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

Section 3.10    Brokers and Other Advisors. Except for Houlihan Lokey, Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.11    Sale of Securities. Assuming the accuracy of the representations and warranties set forth in Section 4.07, the sale of the Securities pursuant to this Agreement is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Securities, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of Securities under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available, nor will the Company take any action or step that would cause the offering or issuance of Securities under this Agreement to be integrated with other offerings by the Company.

Section 3.12    Status of Securities. As of each applicable Closing Date, the applicable Securities acquired pursuant to this Agreement will be duly classified pursuant to the applicable provisions of the Company Charter Documents and the MGCL and such Securities and the shares of Common Stock issuable upon exercise of the Warrants will be, when issued, duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws and will not be subject to preemptive rights of any other Person, and will be free and clear of all Liens, except restrictions imposed by the Company Charter Documents, the Transaction Documents, the Securities Act and any applicable securities Laws.

Section 3.13    REIT Status; USRPHC Status.

(a)    Commencing with its taxable year ended December 31, 2014, the Company has qualified to be taxed as a REIT under the Code. The Company has been organized and has operated, and intends to continue to operate, in a manner so as to qualify as a REIT under the Code for its taxable year ending on each of the applicable Closing Dates. To the Knowledge of the Company, no challenge to its status or qualification as a REIT under the Code is pending, being threatened in writing or otherwise threatened or asserted.

(b)    The Company is not and has not been, in the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

Section 3.14    Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on the NYSE, and the Company has taken no action designed to, or which, to the Knowledge of the Company, is reasonably likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NYSE, nor has the Company received, as of the date of this Agreement, any notification that the SEC or the NYSE is contemplating terminating such registration or listing.

Section 3.15    Distributions. Neither the Company nor any of its Subsidiaries is a party to any material Contract, nor is the Company or any of its Subsidiaries subject to any provision in the Company Charter Documents or resolutions of the Board that, in each case, by its terms (including after the occurrence of an “Event of Default” or similar event) limits, prohibits or prevents the Company from paying dividends in form and the amounts contemplated by the Articles Supplementary or from redeeming the Series B Preferred Stock in the manner and at the times contemplated by the Articles Supplementary.

Section 3.16    Title to Real and Personal Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to own, lease or otherwise use, all items of real and personal property and assets (other than intellectual property, which is subject to Section 3.17), in each case free and clear of all Liens, except Liens that do not materially interfere with the use made and proposed to be made of such property or assets by the Company and its Subsidiaries.

Section 3.17    Intellectual Property; Cybersecurity. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)    (i) the Company and its Subsidiaries, to the Knowledge of the Company, own or possess, or can acquire on reasonable terms, adequate rights to use all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets) necessary for the conduct of their respective businesses as currently conducted, and (ii) to the Knowledge of the Company, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted does not conflict with any such rights of others. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or is otherwise aware of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)    (i) as of the date hereof, there has been no security breach or other security compromise of or relating to any of the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data, trade secrets, or equipment; and (ii) the Company and its Subsidiaries are presently in compliance in all material respects with all applicable Laws relating to data privacy and security or personally identifiable information.

Section 3.18    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) neither the Company nor any of its Subsidiaries is in violation of any Law or Judgment relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (b) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (c) as of the date hereof, there are no pending or, to the Knowledge of the Company, threatened Actions relating to any Environmental Law against the Company or any of its Subsidiaries and (d) to the Knowledge of the Company, as of the date hereof, there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or Governmental Entity, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.

Section 3.19    Insurance. The Company and its Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as the Company reasonably believes are adequate to protect the Company and its Subsidiaries and their respective businesses, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has no reason to believe that it and any of its Subsidiaries will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from insurers of recognized financial responsibility as may be necessary to continue its business, as now conducted and at a cost that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20    Management Agreement. As of the date hereof, the Management Agreement has been duly authorized, delivered, executed and delivered by, and constitutes a valid and legally binding agreement of, the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.21    No Other Company Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person acting on its behalf makes any other express or implied representation or warranty with respect to the Securities, the Common Stock, the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Purchaser or any of their Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Purchaser acknowledge the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty to the Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Purchaser or any of its Representatives in the course of its due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser.

Section 3.22    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, the Company hereby acknowledges that neither Purchaser nor any other Person (a) has made or is making any other express or implied representation or warranty with respect to Purchaser or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives or (b) except in the case of Fraud in connection with the representations and warranties expressly set forth in Article IV, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives, or the use by the Company or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its Representatives, including in due diligence materials, in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and the Purchaser. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud in connection with the representations and warranties expressly set forth in Article IV.

ARTICLE IV

Representations and Warranties of the Purchaser

Purchaser represents and warrants to the Company, as of the date hereof and as of each Closing Date:

Section 4.01    Organization; Standing. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware, and is a U.S. Person, and Purchaser has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.02    Authority; Noncontravention.

(a)    Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation by Purchaser of the Transactions have been duly authorized and approved by all necessary action on the part of Purchaser, and no further action, approval or authorization by any of its stockholders, partners, members or other equity owners, as the case may be, is necessary to authorize the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which the

Purchaser is a party and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)    Neither the execution and delivery by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, nor the consummation of the Transactions by the Purchaser, nor performance or compliance by the Purchaser with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, bylaws or other comparable charter or organizational documents of Purchaser or (ii) violate any Law or Judgment applicable to Purchaser or any of its Subsidiaries or violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Subsidiaries is a party or accelerate Purchaser’s or any of its Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), (x) any required filings or approvals under applicable Competition Laws upon exercise of the Warrants and (y) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.03    Governmental Approvals. Except for (a) the filing by the Company of the Articles Supplementary with the SDAT and the acceptance for record by the SDAT of the Articles Supplementary pursuant to the MGCL and (b) filings required under, and compliance with other applicable requirements of, applicable Competition Laws upon the exercise of the Warrants, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which the Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.04    Available Funds. On each applicable Closing Date, the Purchaser will have at the applicable Closing all immediately available funds necessary to consummate the Tranche 1 Purchase, Tranche 2 Purchase or Tranche 3 Purchase, as applicable, and pay the Tranche 1 Purchase Price, Tranche 2 Purchase Price or Tranche 3 Purchase Price, as applicable, for the Tranche 1 Securities, Tranche 2 Securities or Tranche 3 Securities, as applicable, to be acquired hereunder on the terms contemplated by this Agreement at such Closing.

Section 4.05    Ownership of Company Stock. None of the Purchaser nor any of its Affiliates (including STWD and its Subsidiaries) owns any Capital Stock or other equity or equity-linked securities of the Company or its Subsidiaries, except that individuals who are directors, officers or employees of the Purchaser or any of its Affiliates may beneficially own a de minimis number of shares of Common Stock.

Section 4.06    Brokers and Other Advisors. Except for Credit Suisse Securities (USA) LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the Purchaser.

Section 4.07    Purchase for Investment. Purchaser acknowledges that the Securities and the Common Stock issuable upon the exercise of the Warrants have not been registered under the Securities Act or under any state or other applicable securities laws. Purchaser (a) acknowledges that it is acquiring the Securities and the Common Stock issuable upon the exercise of the Warrants pursuant to an exemption from registration under the Securities Act solely for investment with no intention to distribute any of the foregoing to any Person, (b) will not sell, transfer, or otherwise dispose of any of the Securities or the Common Stock issuable upon the exercise of the Warrants, except in compliance with the terms and conditions set forth in the Company Charter Documents and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) is a sophisticated institutional investor with extensive knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and the Common Stock issuable upon the exercise of the Warrants and of making an informed investment decision, (d) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and the Common Stock issuable upon the exercise of the Warrants, (2) has had an opportunity to discuss with the Company and its Representatives the intended business and financial affairs of the Company and to obtain information necessary to verify any information furnished to it or to which it had access and (3) can bear the economic risk of (i) an investment in the Securities and the Common Stock issuable upon the exercise of the Warrants indefinitely and (ii) a total loss in respect of such investment. Purchaser has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Securities and the Common Stock issuable upon the exercise of the Warrants, and to protect its own interest in connection with such investment.

Section 4.08    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Purchaser and its Representatives, Purchaser and its Representatives have received and may continue to receive from the Company and its Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information containing such information, regarding the Company and its Subsidiaries and their respective businesses and operations. Purchaser hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Purchaser is familiar, that Purchaser is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to Purchaser (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that except for Fraud, Purchaser will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto.

Section 4.09    No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, Purchaser hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Purchaser or any of its Representatives or any information developed by Purchaser or any of its Representatives or (b) except in the case of Fraud, will have or be subject to any liability or indemnification obligation to Purchaser resulting from the delivery, dissemination or any other distribution to Purchaser or any of its Representatives, or the use by Purchaser or any of its Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Purchaser or any of its Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal), in anticipation or contemplation of any of the Transactions or any other transactions or potential transactions involving the Company and Purchaser. Purchaser, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to Fraud. Purchaser hereby acknowledges (for itself and on behalf of its Affiliates and Representatives) that it has conducted, to its satisfaction, its own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries and its own in-depth analysis of the merits and risks of the Transactions in making its investment decision and, in making its determination to proceed with the Transactions, Purchaser and its Affiliates and Representatives have relied on the results of their own independent investigation and analysis.

Section 4.10    No Other Purchaser Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV, neither the Purchaser nor any other Person on its behalf has made or is making any other express or implied representation or warranty.

ARTICLE V

Additional Agreements

Section 5.01    Antitrust Filings. The Company and the Purchaser acknowledge that one or more filings, notifications, expirations of waiting periods, waivers and/or approvals under applicable Competition Laws may be necessary in connection with, and prior to, the issuance of shares of Common Stock upon exercise of the Warrants in accordance with the Warrant Agreement. From and after the First Closing, the Purchaser will promptly notify the Company if any such filing, notification, expiration of a waiting period, waiver and/or approval (in each case under any Competition Law) is required in connection with any such exercise of the Warrants in accordance with the Warrant Agreement. Notwithstanding anything to the contrary in this Agreement or the Warrant Agreement, any exercise of the Warrants shall be subject to such required applicable filing, notification, expiration of a waiting period, waiver and/or approval. To the extent requested by either the Company or the Purchaser from time to time following the First Closing, each of the Company and the Purchaser will use reasonable best efforts to cooperate in promptly making or causing to be made all necessary applications, submissions and filings under any applicable Competition Laws in connection with the issuance of shares of Common Stock upon exercise of the Warrants whether in advance of such exercise or contemporaneous with such exercise. For the avoidance of doubt, the Purchaser and its transferees may require the reasonable cooperation of the Company under this Section 5.01 at any time, and from time to time and on multiple occasions, prior to the exercise in full of the Warrants held by the Purchaser or such transferee. The Purchaser and the Company shall each be responsible for the payment of 50% of any filing fees associated with any such applications, submissions or filings by Purchaser or its Affiliates.

Section 5.02    Corporate Actions.

(a)    At any time that Warrants remain outstanding, the Company shall from time to time take all lawful action within its control to cause the authorized shares of Capital Stock of the Company to include a sufficient number of authorized but unissued (i) shares of Common Stock to satisfy the exercise requirements of the Warrants then outstanding and (ii) shares of Series B Preferred Stock to satisfy the requirements for issuances of Series B Preferred Stock from time to time under the Articles Supplementary.

(b)    Prior to the First Closing, the Articles Supplementary shall be filed with, and accepted for record by, the SDAT.

(c)    Without the prior written consent of the Purchaser, the Company shall not amend, modify or waive any provision of the Company Charter Documents in any manner that (i) adversely affects the rights, powers, preferences or privileges of the Purchaser under such Company Charter Documents, or (ii) materially and adversely affects the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Purchaser under the Warrant Agreement.

(d)    The Company shall not, by amendment of its Company Charter Documents, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company under the Warrant Agreement, but shall at all times in good faith cooperate in the carrying out of all the provisions of such Warrant Agreement.

(e)    Any amendment to Article II, Section 13 of the bylaws of the Company or to any other provision of the Company Charter Documents which seeks to apply Title 3, Subtitle 7 of the MGCL, in whole or in part, to any acquisition of shares of stock of the Company by the Purchaser (or any Affiliate thereof) or to otherwise repeal the exemption applicable to any acquisition of shares of stock of the Company by the Purchaser (or any Affiliate thereof), in whole or in part, shall require the prior written consent of the Purchaser.

Section 5.03    Public Disclosure. The Purchaser (including its Affiliates) and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the

Transaction Documents or the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system. The Purchaser and the Company agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form mutually agreed by the parties (the “Announcement”). Notwithstanding the foregoing, (a) this Section 5.03 shall not apply to any press release or other public statement made by the Company or the Purchaser (i) that is consistent with the Announcement and does not contain any information relating to the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (ii) to the extent it does not relate specifically to the signing of the Transaction Documents or the Transactions and (b) the Purchaser shall be permitted to provide ordinary course confidential updates to its limited partners regarding the general status of its investment in the Company (without disclosing material non-public information regarding the Company or its Subsidiaries), subject to Section 5.04.

Section 5.04    Confidentiality. The Purchaser will, and will cause its Affiliates and their respective Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its Subsidiaries or its Affiliates that may be furnished to the Purchaser, its Affiliates or its or their respective Representatives by or on behalf of the Company or any of its Representatives pursuant to (x) the Transaction Documents to which the Purchaser is a party or (y) the confidentiality agreement, dated April 8, 2020, by and between STWD and the Company (the “Confidentiality Agreement”) (the information referred to in clauses (x) and (y), collectively referred to as the “Confidential Information”) and to use the Confidential Information solely for the purposes of monitoring, administering or managing the Purchaser’s investment in the Company made pursuant to this Agreement (a “Permitted Purpose”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Purchaser, any of its Affiliates or any of their respective Representatives in violation of this Section 5.04, (ii) was or becomes available to the Purchaser, any of its Affiliates or any of their respective Representatives on a non-confidential basis from a source other than the Company or its Representatives; provided that such source was not, to the Purchaser’s knowledge after due inquiry, subject to any contractual, legal or fiduciary obligation to keep such information confidential, (iii) at the time of disclosure is already in the possession of the Purchaser, any of its Affiliates or any of their respective Representatives, provided that such information is not, to the Purchaser’s knowledge after due inquiry, subject to any contractual, legal or fiduciary obligation to keep such information confidential, or (iv) is independently developed by the Purchaser, any of its Affiliates or any of their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Notwithstanding anything here in the contrary, Purchaser agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that Confidential Information may be disclosed solely (i) to Purchaser’s Affiliates and its and their respective Representatives to the extent required for a Permitted Purpose and (ii) in the event that Purchaser, any of its Affiliates or any of its or their respective Representatives are requested or required by applicable Law, Judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances Purchaser, its Affiliates and its and their respective Representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case Purchaser shall use reasonable efforts to assist the Company in this respect) all at the Company’s sole cost and expense. The parties agree that Confidential Information may not be disclosed by the Purchaser or any of its Affiliates to any STWD Person (it being understood that no STWD Person will be deemed to be in receipt of any Confidential Information solely because such STWD Person is a Representative of the Purchaser or any of its Affiliates, unless such STWD Person actually receives Confidential Information). The obligations of this Section 5.04 shall be deemed to remain in full force and effect from the date of this Agreement until the date that is eighteen (18) months after the later of (x) the date hereof and (y) the 10% Fall-Away Date. Purchaser shall be liable for any breach of the terms of this Section 5.04 that are applicable to its Representatives by any of its Representatives as if Purchaser had committed such breach.

Section 5.05    NYSE Listing of Shares. The Company shall promptly apply to cause the aggregate number of Warrant Shares to be approved for listing on the NYSE, subject to official notice of issuance. From time to time following the applicable Closing Dates, the Company shall cause the number of Warrant Shares then issuable upon exercise of the then outstanding Warrants to be approved for listing on the NYSE, subject to official notice of issuance, or such other primary exchange as to which the Common Stock is then admitted for trading.

Section 5.06    Standstill. The Purchaser agrees that during the Standstill Period, without the prior written approval of the Board, the Purchaser will not, directly or indirectly, and will cause the other Standstill Parties not to:

(a)    acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for any such equity securities (but in any case excluding (A) issuances by the Company of Warrant Shares pursuant to any exercise of the Warrants in accordance with the terms of the Warrant Agreement, (B) issuances of the Securities by the Company to the Purchaser pursuant to this Agreement and (C) acquisitions by the Purchaser or any of its Affiliates pursuant to Section 5.12);

(b)    make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer for the Company’s equity securities or purchase of any material assets of the Company or its Subsidiaries, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that this clause shall not prohibit a Standstill Party from making confidential proposals to the Board regarding mergers, consolidations or other business combinations with the Company or a purchase of any of the Company’s material assets so long as such proposals would not reasonably be expected to require any public disclosure by the Purchaser or the Company or their respective Affiliates;

(c)    make any public announcement with respect to, or offer, seek, propose or publicly indicate an interest in (in each case with or without conditions), any recapitalization,

reorganization, restructuring, liquidation, dissolution of the Company or its Subsidiaries, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective equity securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing; provided that this clause shall not prohibit a Standstill Party from making confidential proposals to the Board regarding such matters so long as such proposals would not reasonably be expected to require any public disclosure by the Purchaser or the Company or their respective Affiliates;

(d)    otherwise act, alone or in concert with others, to control or seek to control, advise or knowingly influence, in any manner, management or the board of directors, or the policies of the Company or any of its Subsidiaries (other than any Purchaser Director or Preferred Director acting in her or her capacity as a member of the Board or voting at a meeting of the Company’s stockholders);

(e)    make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the SEC, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting equity securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or (other than with respect to any Purchaser Director or Preferred Director, to the extent in accordance with the terms and conditions of this Agreement) seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(f)    take any action that would or would reasonably be expected to require the Purchaser, the Company or any other Person to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 5.06;

(g)    enter into any discussions, negotiations, communications, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Affiliates of the Purchaser who are also security holders of the Company) with respect to any of the foregoing, including, without limitation, forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party (excluding, for the avoidance of doubt, any Affiliates of the Purchaser who are also security holders of the Company) with respect to the Company or any of its Subsidiaries or any securities of the Company or of any of its Subsidiaries or otherwise in connection with any of the foregoing;

(h)    make any public proposal or public statement of inquiry or publicly disclose any intention, plan or arrangement consistent with any of the foregoing;

(i)    knowingly advise, assist, encourage or direct any Person to do, or to knowingly advise, assist, encourage or direct any other Person to do, any of the foregoing;

(j)    request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 5.06; or

(k)    contest the validity of this Section 5.06 or make, initiate, take or participate in any demand, Action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 5.06;

provided, however, that nothing in this Section 5.06 will limit (1) the Purchaser’s rights pursuant to the Transaction Documents, in accordance with their terms; (2) any actions taken by any Purchaser Director or Preferred Director, or the ability of any Purchaser Director or Preferred Director to vote or otherwise exercise his or her legal duties, in each case in his or her capacity as a member of the Board; or (3) any private communications, proposals or offers for a transaction made to the Chief Executive Officer of the Company or the Chairman of the Board (so long as the manner or content of any such communication would not reasonably be expected to require any public disclosure by the Company). Notwithstanding the foregoing, this Section 5.06 shall not prevent or impair the Purchaser’s ability to exercise any of its rights set forth in any of the Transaction Documents (including under Section 5.12 or the Warrant Agreement).

Section 5.07    Transfer; Legend. (a) All certificates or other instruments representing the Series B Preferred Stock, Warrants and Warrant Shares will bear a legend (the “Securities Law Legend”) substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

All certificates or other instruments representing the Warrants and Warrant Shares will also bear a legend substantially to the following effect:

AS APPLICABLE, THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF MAY 28, 2020, THE WARRANT AGREEMENT, DATED AS OF MAY 28, 2020, AND THE CHARTER AND BYLAWS OF THE ISSUER, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

(b)    Upon request of the Purchaser and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the Securities Law Legend to be removed from any certificate or other instrument solely for any Series B Preferred Stock proposed to be Transferred by Purchaser.

(c)    The Purchaser shall only Transfer the Securities (including the Warrant Shares) in compliance with the Securities Act and applicable state securities laws and if the Purchaser shall have received an opinion of counsel, reasonably satisfactory to the Company, that such Transfer is in compliance with the Securities Act and applicable state securities laws.

Section 5.08    Director Rights. (a) The Board shall take all action necessary to cause one (1) Purchaser Designee to be appointed as a member of the Board promptly following the later of (i) the Purchaser’s written request, (ii) the First Closing and (iii) July 1, 2020 (such later date, the “Initial Appointment Date”). Following the Initial Appointment Date, and until the occurrence of the 25% Fall-Away Date, the Company will nominate one Purchaser Designee to be elected at each annual meeting of the Company’s stockholders, recommend that holders of its Common Stock vote to elect such Purchaser Designee and use its reasonable efforts to cause the election to the Board of a slate of directors that includes such Purchaser Designee. Promptly following the date of this Agreement, the Purchaser shall use commercially reasonable efforts to select an initial Purchaser Designee who shall be reasonably acceptable to the Board or Nominating and Corporate Governance Committee of the Board. Following the Initial Appointment Date, and until the occurrence of the 25% Fall-Away Date, if the Purchaser Designee is not elected to serve as a Purchaser Director, the Board will take all lawful actions to appoint such Purchaser Designee as a Purchaser Director, including, if required, increasing the size of the Board and appointing such Purchaser Designee to fill the vacancy created by such increase.

(b)    Upon the occurrence of the 25% Fall-Away Date, if requested by the Board, the Purchaser Director shall immediately resign, and the Purchaser shall cause the Purchaser Director to immediately resign, from the Board effective as of the 25% Fall-Away Date, and the Purchaser shall no longer have any rights under this Section 5.08. Prior to his or her appointment, and as a condition to his or her appointment, the Purchaser Director shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon delivery of a request for resignation by the Purchaser or, following the 25% Fall-Away Date, by the Company.

(c)    Until the occurrence of the 25% Fall-Away Date, in the event of the death, disability, resignation or removal of a Purchaser Director as a member of the Board, the Purchaser may designate a Purchaser Designee to replace such Purchaser Director and, subject to Section 5.08(d) and any applicable provisions of the MGCL, the Company shall take such action as is necessary to cause such Purchaser Designee to be appointed to the Board. Once appointed to the Board, such replacement Purchaser Director shall be deemed a Purchaser Director for all purposes of this Agreement.

(d)    The Company’s obligations with respect to the Purchaser Director pursuant to this Section 5.08 shall in each case be subject to (i) the Purchaser Designee’s and the Purchaser Director’s (as applicable) satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all non-executive directors of the Company, (ii) the Purchaser Designee and the Purchaser Director meeting all independence requirements of the NYSE (including any heightened independence standards applicable to audit committee independence) and (iii) the Purchaser Designee and the Purchaser Director not being or becoming a director or officer of a Competitor. The Purchaser will cause the Purchaser Designee (A) to make himself or herself reasonably available for interviews, (B) to consent to such reference and background checks or other investigations as the Board may reasonably request in order to determine the Purchaser’s Designee’s eligibility and qualification to serve as contemplated hereunder, and (C) to provide to the Company a completed copy of the directors and officers questionnaire submitted by the

Company to its other directors in the ordinary course of business. No Purchaser Designee shall be eligible to serve as a director if he or she (x) has been involved in any of the events enumerated under Item 2(d) or (e) of Schedule 13D under the Exchange Act or Item 401(f), other than Item 401(f)(1), of Regulation S-K under the Securities Act or (y) is subject to any Judgment prohibiting service as a director of any public company. In the event that the Purchaser Director becomes aware that he or she no longer satisfies all the requirements set forth in (1) the immediately preceding sentence and (2) the first sentence of this Section 5.08(d), the Purchaser Director shall immediately resign, and the Purchaser shall immediately cause the Purchaser Director to resign, from the Board effective immediately, and the Purchaser shall be entitled to designate a new Purchaser Director, subject to the terms of this Section 5.08. As a condition to a Purchaser Designee’s election to the Board or nomination for election as a director of the Company, pursuant to this Section 5.08, such Purchaser Designee must provide to the Company:

(i)    all information reasonably requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the Company Charter Documents or corporate governance guidelines;

(ii)    all information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations; and

(iii)    an undertaking in writing by the Purchaser Designee:

a.    to be subject to, bound by and duly comply with a standard confidentiality agreement in a form acceptable to the Company, the code of conduct and other policies of the Company, in each case, solely to the extent applicable to all other non-executive directors of the Company; and

b.    at the request of the Board, to recuse himself or herself from any determinations, deliberations or discussion of the Board or any committee thereof to the extent regarding the Company’s relationship with the Purchaser or any of its Affiliates, or matters arising under the Transaction Documents or the Transactions (including, for the avoidance of doubt, any determinations, deliberations or discussions regarding a possible Change of Control or whether a Change of Control (as defined in the Articles Supplementary) has occurred for purposes of the rights set forth in Section 6 of the Articles Supplementary).

(e)    The Purchaser Director shall not participate in, and, at the Board’s request, shall recuse himself or herself from, and the Purchaser shall cause the Purchaser Director to not participate in, and to recuse himself or herself from, any Board deliberations and actions relating to the Company’s relationship with the Purchaser or matters arising under the Transaction Documents or the Transactions.

(f)    The Company shall indemnify the Purchaser Director and provide the Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other non-executive members of the Board in their capacities as members of the Board, pursuant to the Company Charter Documents, the MGCL or otherwise. The Company hereby acknowledges that the Purchaser Director may have rights to indemnification and advancement of expenses provided by the Purchaser or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Director Indemnitors”). The Company hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Purchaser Director and (ii) it shall be required to advance the full amount of expenses incurred by the Purchaser Director, as required by law, the terms of the Company Charter Documents, an agreement, vote of stockholders or disinterested directors, or otherwise, without regard to any rights the Purchaser Director may have against the Director Indemnitors. These rights shall be a contract right.

(g)    The Company shall provide compensation and expense reimbursement to the Purchaser Director to the same extent as it provides compensation and expense reimbursement to other non-executive members of the Board.

Section 5.09    Additional Board Rights.

(a)    If, at any time prior to the 25% Fall-Away Date, a Failure Event occurs, then, promptly following the later of (i) such Failure Event and (ii) July 1, 2020, the Board shall cause one (1) Preferred Designee to be appointed as a member of the Board, effective as of such time. Following such time and until the earliest to occur of (i) the 25% Fall-Away Date and (ii) a Payment Event, the Company will nominate such Preferred Designee to be elected at each annual meeting of the Company’s stockholders, recommend that holders of its Common Stock vote to elect such Preferred Designee and use its reasonable efforts to cause the election to the Board of a slate of directors that includes such Preferred Designee. If the Preferred Designee is not elected to serve as the Preferred Director, the Board will take all lawful actions to appoint such Preferred Designee as the Preferred Director, including, if required, increasing the size of the Board and appointing such Purchaser Designee to fill the vacancy created by such increase.

(b)    Upon the occurrence of the first to occur of (i) the Payment Event and (ii) 25% Fall-Away Date, if requested by the Board, the Preferred Director shall immediately resign, and the Purchaser shall cause the Preferred Director to immediately resign, from the Board effective as of the Payment Event, and, unless there occurs another Failure Event, the Purchaser shall no longer have any rights under this Section 5.09, including, for the avoidance of doubt, any designation nomination rights under Section 5.09.

(c)    Prior to his or her appointment, and as a condition to his or her appointment, the Preferred Director shall deliver to the Company an irrevocable letter of resignation resigning automatically and without further action upon delivery of a request for resignation (i) by the Purchaser or (ii) by the Company upon the first to occur of (A) the Payment Event and (B) the 25% Fall-Away Date.

(d)    The Company shall provide expense reimbursement to the Preferred Director to the same extent as it provides expense reimbursement to other non-executive members of the Board.

(e)    Section 5.08(d), Section 5.08(e) and Section 5.08(f) shall apply to the Preferred Designee and Preferred Director, as applicable, mutatis mutandis.

Section 5.10    Voting.

(a)    From and after the First Closing and until the 25% Fall-Away Date, during any such time that the Accrued Dividends (as defined in the Articles Supplementary) on any shares of Series B Preferred Stock held by Purchaser are not then in arrears, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, the Purchaser shall take such action as may be required so that all of the shares of Common Stock beneficially owned, directly or indirectly, by the Purchaser and entitled to vote at such meeting of stockholders are voted:

(i)    in favor of each director nominated or recommended by the Board for election at any such meeting;

(ii)    against any stockholder nomination for director that is not approved and recommended by the Board for election at any such meeting;

(iii)    in favor of the Company’s “say-on-pay” proposal and any proposal by the Company relating to equity compensation that has been approved by the Board or the a committee of the Board (or any successor committee, however denominated); and

(iv)    in favor of the Company’s proposal for ratification of the appointment of the Company’s independent registered public accounting firm.

(b)    From and after the First Closing and until the 25% Fall-Away Date, during any such time that the Accrued Dividends (as defined in the Articles Supplementary) on any shares of Series B Preferred Stock held by Purchaser are not then in arrears, at each meeting of the stockholders of the Company and at every postponement or adjournment thereof, Purchaser shall attend each meeting of stockholders of the Company.

Section 5.11    Tax Matters.

(a)    The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Series B Preferred Stock, the Warrants (or upon the exercise thereof) or the Common Stock issued upon any exercise of Warrants, in each case, to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series B Preferred Stock or a Warrant (or upon the exercise thereof), the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series B Preferred Stock or such Warrant (or any Warrant Shares otherwise required to be issued upon the exercise or exchange of such Warrant or any amount otherwise payable in respect of a Warrant Share received upon its exercise) or any other amounts otherwise payable by the Company to the relevant holder or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). Notwithstanding anything to the contrary in this paragraph (a), the Company shall (i) make commercially reasonable efforts to notify each holder of Series B Preferred Stock, Warrants, or Warrant Shares at least 10 Business Days prior to any withholding of its intention of any such withholding (it being understood that any such notice shall include a brief written description of the basis for such withholding) and (ii) not withhold with respect to any U.S. federal withholding tax if it receives a IRS Form W-9 from a holder of Series B Preferred Stock, Warrants or Warrant Shares.

(b)    From and after the First Closing Date, the Company will continue to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and will not knowingly take any action, or fail to take any action, that could reasonably be expected to result in the Company failing to qualify as a REIT under the Code or that could otherwise reasonably be expected to cause the Purchaser to own an interest in an entity that is not treated as a REIT under the Code, in each case without the consent of the Purchaser.

(c)    The Company shall not take any action or actions that, taken together, could reasonably be expected to cause the Purchaser to recognize excess inclusion income pursuant to Section 860E of the Code.

(d)    The Company shall (i) if it is legally able to do so, provide to the Purchaser, upon the Purchaser’s written request in connection with a transfer of Series B Preferred Stock or Warrants and within ten (10) days following such request, a certification that the Series B Preferred Stock or Warrants, as the case may be, held by the Purchaser do not constitute a United States real property interest, in accordance with Treasury Regulations Section 1.897-2(h)(1), and (ii) in connection with the provision of any certification pursuant to the preceding clause (i), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h). In the event the Company becomes aware of any facts or circumstances that would reasonably be expected to cause it to become a “United States real property holding corporation” (as defined in Section 897(c) of the Code) (a “USRPHC”), the Company shall promptly notify the Purchaser.

(e)    Within twenty (20) Business Days of the First Closing Date, the Purchaser shall determine and deliver to the Company a proposed valuation of the Warrants (the “Purchaser’s Proposed Valuation”). If the Company agrees with such proposed valuation, the proposed valuation shall become the final valuation of the Warrants. If the Company does not agree with the Purchaser’s Proposed Valuation, then within twenty (20) Business Days of receipt of the Purchaser’s Proposed Valuation the Company shall determine and deliver to the Purchaser a proposed valuation of the Warrants (the “Company’s Proposed Valuation”). If the Purchaser and the Company are not able to come to an agreement as to the final valuation of the Warrants within five (5) Business Days thereafter, the Purchaser and the Company shall agree in good faith on an independent nationally recognized valuation or financial advisory firm (the “Advisory Firm”) to determine the final valuation of the Warrants, which valuation must be within the range of the Purchaser’s Proposed Valuation and the Company’s Proposed Valuation. The Advisory Firm shall make its determination within fifteen (15) Business Days after it has been engaged to determine the valuation of the Warrants. The costs and expenses of the Advisory Firm shall be split fifty-fifty (50-50) by the Purchaser on the one hand and the Company on the other hand. Once a final valuation of the Warrants (the “Final Warrant Valuation”) is determined pursuant to the terms of this Section 5.11, the Tranche 1 Purchase Price, Tranche 2 Purchase Price and Tranche 3 Purchase Price shall be allocated among the Securities on the basis of such Final Warrant Valuation, and the Purchaser and the Company agree to not file any Tax Returns or apply any withholding tax rules inconsistent with such allocation of the Tranche 1 Purchase Price, Tranche 2 Purchase Price and Tranche 3 Purchase Price, unless otherwise required by (i) the a final determination of the IRS or (ii) another Governmental Authority following an audit or examination.

(f)    The Company shall pay any and all documentary, stamp and similar issue or transfer Tax (“Transfer Tax”) due on (i) the issue of the Series B Preferred Stock and (ii) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series B Preferred Stock or Warrant Shares to a beneficial owner other than the initial beneficial owner of the Series B Preferred Stock or Warrant, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

(g)    After the First Closing, each of the Company and the Purchaser shall (and shall cause their respective Affiliates to) cooperate with and assist each other in respect of such Tax matters as may arise in connection with the Purchaser’s ownership of the Series B Preferred Stock, Warrants (including the exercise thereof) and the Warrant Shares (including, without limitation, establishing such exemptions from the Company’s stock ownership limits as contained in the Company Charter Documents as necessary to effectuate the transactions contemplated in the Transaction Documents. Any reasonable out-of-pocket costs expenses incurred by the Company pursuant to this paragraph shall be borne by the Purchaser.

Section 5.12    Participation. (a) For the purposes of this Section 5.12, “Excluded Issuance” shall mean: (i) the issuance to directors, officers, employees, consultants, service providers or agents of the Company, its Subsidiaries or the Manager of Common Stock (x) under any generally applicable employee benefit plans, programs or other compensatory arrangements or (y) pursuant to the employment inducement exception to the NYSE rules regarding shareholder approval of equity compensation plans, including the exercise, vesting and/or settlement of Company Securities and/or other awards granted under any employee benefit plan, program or arrangement; (ii) the granting to directors, officers, employees, consultants, service providers or agents of the Company, its Subsidiaries or the Manager of equity awards denominated in shares of Common Stock (x) under any generally applicable employee benefit plans, programs or other compensatory arrangements or (y) pursuant to the employment inducement exception to the NYSE rules regarding shareholder approval of equity compensation plans; (iii) the issuance of shares of equity securities in connection with any “business combination” (as defined in the rules and regulations promulgated by the SEC) or otherwise in connection with bona fide acquisitions of securities or assets of another Person, business unit, division or business, or to strategic counterparties in connection with partnerships, joint ventures or similar strategic transactions; (iv) the issuance of shares of any equity securities pursuant to the conversion, exercise or exchange of Warrants; (v) the issuance of the Securities; (vi) the issuance of shares of equity securities to a Governmental Authority or designee thereof (in each case, excluding a sovereign wealth fund) in connection with a financing transaction pursuant to a program developed to address COVID-19 or any similar or related virus or its impacts on the Company or its Subsidiaries (including other impacts thereof); (vii) the issuance of shares of equity securities in connection with (A) a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or (B) any stock dividend or stock distribution pursuant to IRS Revenue Procedure 2017-45 or IRS Revenue Procedure 2020-19 necessary to maintain the Company’s status as a REIT under the Code, or (C) any similar transaction, in each case, in which holders of Common Stock participate on a pro rata basis; (viii) the payment of the Management Fee and Incentive Compensation (as such terms are defined in the Management Agreement) to the Manager in shares of Common Stock; and (ix) the issuance of shares of equity securities in connection with any at-the-market offering; provided, that, the total value of such offering (measured on a daily basis) is less than $15,000,000.

(b)    From and after the date hereof and until the 25% Fall-Away Date, if the Company proposes to issue shares of Common Stock (including any warrants, options or other rights to acquire, or any securities that are exercisable for, exchangeable for or convertible into, Common Stock), other than in an Excluded Issuance, then the Company shall:

(i)    give written notice to the Purchaser no less than 15 Business Days prior to the closing of such issuance, setting forth in reasonable detail (to the extent then known) (A) the designation and all of the material terms and provisions of the securities proposed to be issued (the “Proposed Securities”); (B) the price and other terms of the proposed sale of such securities; and (C) the amount of such securities proposed to be issued; provided that following the delivery of such notice, the Company shall deliver to the Purchaser any such information the Purchaser may reasonably request in order to evaluate the proposed issuance, except that the Company shall not be required to deliver any information that has not been or will not be provided to the proposed purchaser of the Proposed Securities; and

(ii)    offer to issue and sell to Purchaser, on such terms as the Proposed Securities are issued and upon full payment by the Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock the Purchaser beneficially owns (including for the avoidance of doubt, all shares of Common Stock underlying Warrants beneficially owned by the Purchaser) by (B) the fully diluted total number of shares of Common Stock then outstanding, and including the shares described in the immediately foregoing clause (A).

(c)    The Purchaser will have the option, exercisable by written notice to the Company, to accept the Company’s offer and irrevocably commit to purchase any or all of the equity securities offered to be sold by the Company to the Purchaser, which notice must be given

(i) if the Proposed Securities consist solely of shares of Common Stock, within two (2) Business Days after receipt of such notice from the Company, and (ii) in all other cases, within ten (10) Business Days after receipt of such notice from the Company. If the Company offers two (2) or more securities in units to the other participants in the offering, the Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one (1) of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right; provided, that the closing of any purchase by the Purchaser may be extended beyond the closing of the sale of the Proposed Securities giving rise to such preemptive right to the extent necessary to obtain required approvals from any Governmental Authority or stockholder approval. Upon the expiration of the offering period described above, the Company will be free to sell such Proposed Securities that the Purchaser has not elected to purchase during the 90 days following such expiration on terms and conditions not materially more favorable to the purchaser thereof than those offered to the Purchaser in the notice delivered in accordance with Section 5.12(b). Any Proposed Securities offered or sold by the Company after such 90-day period shall be reoffered to the Purchaser pursuant to this Section 5.12.

(d)    The election by the Purchaser not to exercise its subscription rights under this Section 5.12 in any one instance shall not affect its right as to any subsequent proposed issuance.

(e)    Notwithstanding anything in this Section 5.12 to the contrary, the Company will not be deemed to have breached this Section 5.12 with respect to an issuance of Proposed Securities (other than an issuance where the Proposed Securities consist solely of shares of Common Stock) if the Board determines that it is reasonably necessary for the Company to issue any Proposed Securities without previously complying with the provisions of this Section 5.12 and not later than thirty (30) Business Days following the issuance of such Proposed Securities in contravention of this Section 5.12, the Company or the transferee of such Proposed Securities offers to sell a portion of such equity securities or additional equity securities of the type(s) in question to the Purchaser so that, taking into account such previously-issued Proposed Securities and any such additional Proposed Securities, the Purchaser will have had the right to purchase or subscribe for Proposed Securities in a manner consistent with the allocation and other terms and upon same economic and other terms provided for in Section 5.12(b) and Section 5.12(c).

(f)    In the case of an issuance subject to this Section 5.12 for consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value thereof.

Section 5.13    Information Rights. (a) Following the Closing and prior to the 10% Fall-Away Date, in order to facilitate Purchaser’s compliance with legal and regulatory requirements applicable to the beneficial ownership by Purchaser of the Securities and oversight of Purchaser’s investment in the Company, the Company agrees to provide the Purchaser with the following: (i) within fifteen (15) days after the end of each calendar month, monthly financial information of the type set forth in the sample report on Section 5.13(a) of the Company Disclosure Letter; and (ii) other information in the possession of the Company and its

Subsidiaries that is reasonably requested by the Purchaser to account for or monitor its investment in the Company.

(b)    Notwithstanding the foregoing, the Company shall not be obligated to provide the access or materials contemplated by this Section 5.13 if the Company determines, in its reasonable judgment, that doing so could (i) violate applicable Law, an applicable order or a Contract or obligation of confidentiality owing to a third party, (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (iii) be materially adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened Action or (iv) expose the Company or any of its Subsidiaries to risk of liability for disclosure of personal information. In addition, notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries will be required to provide any information or material related to or prepared in connection with (x) any Transaction Documents or the Transactions or any matters relating thereto or any transactions with or matters relating to the Purchaser or any of its Affiliates or (y) the Company’s or its Subsidiaries’ investment or origination pipeline.

(c)    The information furnished under this Section 5.13 by the Company, its Subsidiaries and their Representatives will be treated as Confidential Information by the Purchaser pursuant to Section 5.04.

Section 5.14    Business Opportunities. (a) The Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest (including any matter, transaction or interest complementary to or competitive with the business of the Company or any of its Subsidiaries) that is presented to, or acquired, created or developed by, or that otherwise comes into the possession of, any Purchaser Director, any Preferred Director or any of their Affiliates or any of their respective partners, members, directors, stockholders, employees or agents (other than, solely with respect to the Purchaser Director or the Preferred Director, in his or her capacity as a director or stockholder of the Company), and such Persons shall have no duty to communicate knowledge of an Excluded Opportunity to the Company or any of its Subsidiaries; provided, that any opportunity that is presented to a Purchaser Director or a Preferred Director in his or her capacity as a director or stockholder of the Company shall not be an Excluded Opportunity.

(b)    Neither the Purchaser Director nor the Preferred Director shall be required to manage the Company as his or her sole and exclusive function and the Purchaser Director and/or Preferred Director may have other business interests and may engage in other activities in addition to those relating to the Company, subject to the terms and conditions set forth in this Agreement. Such other business interests or activities may be of any nature or description, and may be engaged in independently or with others, and the Company shall not have any right, by virtue of any Transaction Document or the relationship created hereby or thereby, in or to such other ventures or activities of the Purchaser Director or the Preferred Director, or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the Company’s business, shall not be deemed wrongful or improper, subject to the terms and conditions set forth in this Agreement.

Section 5.15    Purchaser Net Asset Value. (a) The Purchaser hereby agrees that:

(i)    from the First Closing Date until the earlier to occur of (A) the Second Closing and (B) the Final Notice Date, the Purchaser will maintain a Net Asset Value of at least $100,000,000; and

(ii)    from the Second Closing Date until the earlier to occur of (A) the Third Closing and (B) the Final Notice Date, the Purchaser will maintain a Net Asset Value of at least $50,000,000.

(b)    As used in this Section 5.15, the term “Net Asset Value” means the total assets of the Purchaser and its Subsidiaries less the total liabilities of the Purchaser and its Subsidiaries, calculated in accordance with GAAP; provided that, for the purposes of calculating Net Asset Value, each share of Series B Preferred Stock will be deemed to have a value of $25.

Section 5.16    Compliance Certificate. From the First Closing to the 10% Fall-Away Date, within fifteen (15) days after the end of each calendar quarter, the Company agrees to provide the Purchaser with a certificate from a secretary or executive officer of the Company (a “Compliance Certificate”) certifying that, except as otherwise disclosed therein, during such calendar quarter, the Company has complied with all of the requirements contained in Section 9(a) of the Articles Supplementary. If the Company shall not provide a Compliance Certificate within fifteen (15) days after the end of any calendar quarter, the Purchaser may deliver a written notice to the Company expressly notifying the Company of its obligations under this Section 5.16 to provide a Compliance Certificate with respect to such calendar quarter (a “Compliance Notice”). Any failure by the Company to provide a Compliance Certificate to the Purchaser within thirty (30) days after receipt of such a Compliance Notice shall be deemed to constitute an Approval Right Default (as defined in the Articles Supplementary).

ARTICLE VI

Miscellaneous

Section 6.01    Survival. (a) The representations and warranties of the parties contained in Articles III and IV (other than the Fundamental Representations) shall survive for the longer of (i) nine (9) months following the First Closing Date, or (ii) six (6) months following the last Closing Date to occur under this Agreement, and shall then expire, and the Fundamental Representations shall survive until the expiration of the applicable statute of limitations and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy in or breach of such representation or warranty to the extent that any good-faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. All other covenants and agreements of the parties contained herein shall survive the First Closing until performed in accordance with their terms.

(b)    Notwithstanding anything herein to the contrary, except in the case of Fraud, from and after the First Closing, the maximum liability of the Company under or relating to this Agreement to the extent relating to or arising out of any breach of, or inaccuracy in, the representations and warranties of the Company made herein (other than with respect to the

Fundamental Representations) shall in no event exceed 15% of the sum of (i) the Tranche 1 Purchase Price, (ii) only if the Second Closing occurs, the Tranche 2 Purchase Price, and (iii) only if the Third Closing occurs, the Tranche 3 Purchase Price.

Section 6.02    Amendments; Waivers. Subject to compliance with applicable Law, this Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto.

Section 6.03    Extension of Time, Waiver, Etc. The Company and the Purchaser may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company or the Purchaser in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 6.04    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other party hereto; provided that (a) the Purchaser may assign all or any portion of its rights under this Agreement to any controlled Affiliates of Starwood Global Opportunity Fund XI without first obtaining the Company’s written consent, (b) subject to the foregoing clause (a), the Company may not unreasonably withhold its consent for the Purchaser’s assignment of all or any portion of its rights under this Agreement to any of its Affiliates, (c) in the event of any such permitted assignment, the assignee shall agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned and (d) no such assignment shall relieve the Purchaser of its obligations hereunder. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything herein to the contrary, (i) a Transfer by Purchaser of any Securities or Warrant Shares to any of its Affiliates shall automatically result in the transfer and assignment of the Purchaser’s rights hereunder, including under Section 5.08, Section 5.09, Section 5.12 and Section 5.13, to such Affiliates and (ii) no Transfer by Purchaser of any Security or Warrant Shares to any Person (other than Purchaser’s Affiliates) shall result in the transfer or assignment of any of the Purchaser’s rights hereunder.

Section 6.05    Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 6.06    Entire Agreement: No Third-Party Beneficiaries: No Recourse. (a) This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement and the other Transaction Documents, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof.

(b)    Except as expressly provided for in this Article VI, no provision of this Agreement shall confer upon any Person other than the parties hereto and their permitted assigns any rights or remedies hereunder. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from any Non-Recourse Party.

Section 6.07    Governing Law; Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles, except where the provisions of the laws of the State of Maryland are mandatorily applicable.

(b)    All Actions arising out of or relating to this Agreement shall be heard and determined in the state and federal courts located in the Borough of Manhattan, State of New York and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 6.07 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 6.10 of this Agreement. The parties hereto agree that a final Judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-Judgment relief regarding, or any appeal from, a final trial court Judgment.

Section 6.08    Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and this right of specific enforcement is an integral part of the Transactions and without that right, the parties would not have entered into this Agreement. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

Section 6.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.09.

Section 6.10    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a)	If to the Company, to it at:

TPG RE Finance Trust, Inc. 888 Seventh Avenue New York, NY 10106
	Attention:	Deborah J. Ginsberg Bob Foley
	Email:	[Redacted] [Redacted]
with a copy (which shall not constitute notice) to:

TPG RE Finance Trust, Inc. 345 California Street, Suite 3300 San Francisco, CA 94104
	Attention:	Matthew Coleman
	Email:	[Redacted]

and

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
	Attn:	Sophia Hudson, P.C.
Michael Brueck, P.C. Marshall Shaffer
	Phone:	(212) 446-4800
	Email:	[Redacted] [Redacted] [Redacted]

(b)	If to the Purchaser at:

PE Holder, L.L.C. 591 West Putnam Avenue Greenwich, Connecticut 06830
	Attn:	Ethan Bing
Ellis Rinaldi
	Phone:	(203) 422.7700
	Email:	[Redacted] [Redacted]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP 787 7th Avenue New York, NY 10019
	Attn:	Michael A. Gordon J. Gerrard Cummins

Phone:	(212) 839-5300
Email:	[Redacted] [Redacted]

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.11    Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 6.12    Expenses. The Purchaser shall be entitled to receive reimbursement from the Company for all reasonable and documented out-of-pocket fees and expenses incurred through the Closings in connection with the Transactions (including reasonable and documented out-of-pocket fees and expenses of the Purchaser’s outside accountants, consultants and attorneys) that are invoiced to the Company after the First Closing Date, up to an aggregate amount of $1,500,000. To the extent invoiced to the Company prior to the First Closing Date, the Company shall pay such fees and expenses, subject to the limitations in the foregoing sentence, at the First Closing. Subject to the foregoing, and except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 6.13    Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement unless the context requires otherwise. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available to the Purchaser” and words of similar import refer to documents (A) posted to a diligence website by or on behalf of the Company and made available to the Purchaser or its Representatives or (B) delivered in Person or electronically to the Purchaser or its Representatives. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

(b)    The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 6.14    Acknowledgment of Securities Laws. The Purchaser hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TPG RE FINANCE TRUST, INC.

By:	/s/ Matthew Coleman
Name:	Matthew Coleman
Title:	Vice President

[Signature Page to Investment Agreement]

PE HOLDER, L.L.C.

By:	/s/ Ethan Bing
Name:	Ethan Bing
Title:	MD

[Signature Page to Investment Agreement]

Exhibit A:

Form of Closing Notice

Pursuant to Section [2.03 / 2.04] of the Investment Agreement (the “Investment Agreement”), dated May 28, 2020, by and between TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”) and PE Holder, L.L.C., a Delaware limited liability company (the “Purchaser”), the Company hereby elects to consummate the [Second / Third] Closing. Terms not defined in this notice shall have the meanings ascribed in the Investment Agreement.

Subject to the terms and conditions of the Investment Agreement, upon the [Second / Third] Closing, the Company shall issue, sell and deliver to the Purchaser the Tranche [2/3] Securities in exchange for the Tranche [2/3] Purchase Price. The [Second / Third] Closing shall occur at 10:00 am (New York City time) on the date that is thirteen (13) Business Days from the date of this notice or such other date as the Purchaser and the Company shall agree in writing.

Date:                 , 2020

TPG RE FINANCE TRUST, INC.

By:
Name:
Title: